Exhibit 10.1

THE WASHINGTON SAVINGS BANK, F.S.B.

NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

The Washington Savings Bank, F.S.B., hereby adopts the following stock option plan for its Non-Employee Directors (the “Plan”) as of August 16, 1995.

ARTICLE I

INTRODUCTION

1.1                                 Name of Plan. The name of the Plan is “The Washington Savings Bank Non-Employee Directors’ Stock Option Plan.”

1.2                                 Purpose of Plan. The Plan is intended to attract, retain, and compensate for service highly qualified individuals, who are not current employees of WSB or any of its subsidiaries, as members of the Board of Directors of WSB, and to enable said individuals to increase their ownership in WSB’s Common Stock. The Plan will be beneficial to WSB and its shareholders since it will allow these directors to have a greater proprietary interest in WSB’s success.

1.3                                 Effective Date. The effective date of the Plan is August 16, 1995, subject to shareholder approval. If shareholders fail to approve the Plan within six months of the Effective Date, the Plan and any options issued thereunder shall be deemed canceled.

ARTICLE II

DEFINITIONS

The following terms, when used in the Plan in initially capitalized form, shall have the following meanings, unless the context clearly indicates otherwise:

Committee. “Committee” means the directors of WSB who are Non-Employee Directors.

Fair Market Value. “Fair Market Value” means the closing price of the Common Stock of WSB on the date in question, as reported by the American Stock Exchange, or a subsequent stock exchange on which the Common Stock of WSB may be listed.

NQSO. “NQSO” means a nonqualified stock option.

Non-Employee Directors. “Non-Employee Directors” means members of the Board of Directors of WSB who are not employees of WSB or any of its subsidiaries.

Option Period. “Option Period” means the period beginning on the date of grant of an NQSO and ending on the tenth anniversary of the date of grant.

Board Approved:  August 16, 1995

Stockholders Approved:  November 16, 1995

Plan. “Plan” means The Washington Savings Bank Non-Employee Directors’ Stock Option Plan, as amended from time to time.

WSB. “WSB” means The Washington Savings Bank, F.S.B.

ARTICLE III

ELIGIBILITY

3.1                                 Condition. An individual who is a Non-Employee Director on or after August 16, 1995, shall participate in the Plan.

ARTICLE IV

NATURE OF OPTIONS

4.1                                 NQSOs. Only NQSOs may be granted under the Plan.

ARTICLE V

SHARES AVAILABLE

5.1                                 Numbers of Shares Available. The Plan provides for the issuance of an aggregate of 40,000 shares of Common Stock of WSB, par value $1.00 per share, which may be authorized but unissued shares, and shares of Common Stock held as Treasury Shares, or shares purchased on the open market. In the event that any outstanding NQSO is forfeited, as provided in Article IX hereof, the shares of Common Stock allocable to the unexercised portion of such NQSO grant may again be subjected to NQSO grants under the Plan.

5.2                                 Adjustments. The number of shares of Common Stock of WSB reserved for awards under the Plan, the number and type of securities subject to NQSOs to be granted pursuant to Section 6.1 hereof, and the exercise price, number, and type of securities issuable under any outstanding NQSOs shall be adjusted appropriately by the Board of Directors only as necessary to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares or other similar event. In addition, if, at the time of automatic grant as provided for under Article VI hereof, there are an insufficient number shares remaining for awards under the Plan to grant each Non-Employee Director the number of shares as therein provided, the shares remaining shall be divided equally among the Non-Employee Directors. Fractional shares resulting from any adjustments shall be eliminated. All determinations made by the Board of Directors with respect to adjustments under this Section 5.2 shall be conclusive and binding for all purposes of the Plan.

ARTICLE VI

GRANTS OF NQSOs

6.1                                 Grants. On December 20, 1995, and annually thereafter, each individual Non-Employee Director shall automatically receive an NQSO grant exercisable for 2,000 shares of Common Stock of WSB. If the Common Stock of WSB is not traded on the American Stock Exchange or on any other public exchange on which WSB’s stock is listed on any date a grant would otherwise be made, then the grant shall be made as of the next day thereafter on which Common Stock of WSB is so traded.

6.2                                 Option Price. The exercise price of the NQSO shall be the Fair Market Value on the date of grant.

ARTICLE VII

OPTION PERIOD

7.1                                 Duration. An NQSO granted under the Plan shall expire ten years after the date of grant, and, unless otherwise provided for in Section 7.2 hereof, shall become exercisable as follows:  25% one year after the date of grant; an additional 25% two years after the date of grant; and 100% exercisable three years after the date of grant.

7.2                                 Acceleration. In the event that a “change in control,” shall occur, all NQSOs previously granted shall thereupon become exercisable. For the purpose of this Section 7.2, “change in control” shall mean any of the following transactions:  (i) any consolidation, merger, or other corporate reorganization of WSB with or into any other corporate organization, if as a result of the transaction, the stockholders of WSB immediately before the transaction, would not be able to elect a majority of the members of the Board of Directors of WSB or would not be the beneficial owners, directly or indirectly, of 51% or more of the combined voting power of the resulting corporation’s then outstanding voting securities; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of WSB by any person, firm or corporation or group thereof acting jointly; or (iii) any purchase by any person, firm, or corporation or group thereof acting jointly (who was not a controlling stockholder of WSB on August 16, 1995), of 25% or more of the combined voting power of WSB.

ARTICLE VIII

EXERCISE

8.1                                 Exercise Price. The exercise price of an NQSO shall be paid in United States dollars in the form of cash, or by certified check, bank draft, or money order payable to the order of WSB on the date of exercise.

8.2                                 Number of Shares Exercised. Shares may be exercised in whole or in part, from time to time, as they become exercisable; however, if exercised in part, a minimum number of 100 shares must be exercised.

ARTICLE IX

CESSATION OF SERVICE, RETIREMENT, DEATH

9.1                                 Cessation of Service. Upon cessation of service as a Non-Employee Director (other than for reasons of death), NQSOs exercisable on the date of cessation of service shall continue to be exercisable by the grantee for a period of thirty days following cessation of service, but in no event after the expiration of the Option Period.

9.2                                 Death. Upon the death of a grantee, NQSOs exercisable on the date of death shall be exercisable by the grantee’s legal representatives or heirs for a period of six months from the date of death, but in no event after the expiration of the Option Period.

9.3                                 Forfeiture. If an NQSO is not exercisable on the date on which the grantee ceases to serve as a Non-Employee Director, or if an NQSO is not exercised in full before it ceases to be exercisable in accordance with Article VII hereof and the preceding provisions of this Article IX, the NQSO shall, to the extent not previously exercised, thereupon be forfeited.

ARTICLE X

ADMINISTRATION, AMENDMENT, AND TERMINATION OF THE PLAN

10.1                           Administration. The Plan shall be administered by the Committee. NQSOs granted pursuant to the Plan shall be evidenced by agreements in such form and with such provisions as the Committee shall, from time to time, approve. The interpretation and construction by the Committee of any provisions of the Plan or any agreements issued under it and any determination by the Committee pursuant to any provision of the Plan or any such agreement shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in WSB’s charter or by-laws, and under any directors and officers liability insurance coverage which may be in effect from time to time. Notwithstanding anything in the Plan to the contrary, the Committee shall have no discretion regarding the amount or price of any NQSOs or Common Stock granted under the Plan or the eligibility of any non-employee director to receive any NQSO or Common Stock under the Plan.

10.2                           Amendment and Termination. The Plan may be terminated or amended by the Board of Directors as it deems advisable. No amendment may revoke or alter in a manner unfavorable to the grantees any NQSOs then outstanding, nor may the Board of Directors amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with any requirement of any applicable law or regulation. To the extent required in order to qualify as a formula plan under SEC Rule 16(b-c), the provisions of the Plan that state the amount and price of securities to be awarded and the individuals eligible for awards shall not be amended more than once every six months.

10.3                           Expiration of the Plan. An NQSO may not be granted under the Plan after August 15, 2005, but NQSOs granted prior to that date shall continue to become exercisable and may be exercised according to the terms of the Plan.

ARTICLE XI

ASSIGNABILITY

11.1                           Options Not Transferable. No NQSO granted under the Plan is assignable or transferable, other than by will or the laws of descent and distribution. During the grantee’s lifetime, an NQSO may only be exercised by the grantee or the grantee’s guardian or legal representative.

ARTICLE XII

RIGHTS OF DIRECTORS

12.1                           Rights to NQSOs. Except as provided in the Plan, no Non-Employee Director shall have any claim or right to be granted an NQSO under the Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the services of WSB.